Exhibit 99.1

LEGACY EDUCATION INC. ACHIEVES RECORD Q3 WITH 50% REVENUE GROWTH AND SURPASSES 3,000 ENROLLED STUDENTS

Lancaster, California, May 15, 2025 (PR Newswire) — Legacy Education Inc. (NYSE American: LGCY), a leading provider of career-focused education and training, today announced financial and operating results for the third fiscal quarter ended March 31, 2025.

Legacy Education Inc. will host a conference call to discuss third quarter financial results today, Thursday, May 15, 2025, at 4:30 p.m. Eastern time. Toll-free dial-in number is (877) 407-9785 and international dial-in number is (201) 689-8843.

To access the live webcast of the conference call, please go to the investor relations section of the Legacy Education website at www.legacyed.com. Participants may also register via teleconference at Q3 FY 2025 Legacy Education Inc. Earnings Conference Call. Once registration is completed, participants will be provided with a calendar invitation and link to join the call. Participants are requested to register at least 15 minutes before the start of the call. An archived version of the webcast will be accessible for 90 days at www.legacyed.com.

Third Quarter Fiscal 2025 Financial Highlights

●	Revenue grew 50.7% to $18.6 million
●	New student starts increased 70.7%
●	EBITDA of $3.8 million and adjusted EBITDA of $3.9 million
●	Net income of $2.8 million
●	Diluted earnings per share of $0.21
●	Student population of 3,245 (including Contra Costa Medical Career College (“CCMCC”)), a 49.8% increase from the third fiscal quarter of 2024

Nine months ended March 31, 2025 Financial Highlights

●	Revenue grew 39.0% to $46.2 million
●	New student starts increased 30.6%
●	EBITDA of $8.3 million and adjusted EBITDA of $8.6 million
●	Net income of $6.3 million
●	Diluted earnings per share of $0.51

“This is an excellent quarter for Legacy Education,” said LeeAnn Rohmann, Chief Executive Officer of Legacy Education Inc. “Surpassing 3,000 enrolled students and achieving more than 50% revenue growth reflect the success of our strategic focus and the growing demand for career-focused education. Our team’s commitment to quality, innovation, and student outcomes continues to drive momentum and position us for sustained long-term growth.”

QUARTER END FINANCIAL RESULTS

Third Quarter ended March 31, 2025 compared to March 31, 2024

●	Revenue was $18.6 million for the three months ended March 31, 2025 compared to $12.3 million for the three months ended March 31, 2024, an increase of $6.3 million, or 50.7%. The increase is primarily due to a 49.8% increase in ending enrollment from 2,166 to 3,245 supported by a 70.7% increase in starts from 719 to 1,227 in the quarter compared to prior year, which includes the impact of the acquisition of CCMCC adding 468 students.

●	Educational services expense was $10.1 million for the three months ended March 31, 2025, compared to $6.5 million for the three months ended March 31, 2024, an increase of $3.6 million, or 54.6%. The increase was primarily attributable to the increased instructional and staffing required to support the increase in enrollments as well as increased rent and externship fees and our investments in our RN program.
●	General and administrative expense was $4.6 million for the three months ended March 31, 2025, compared to $3.3 million for the three months ended March 31, 2024, an increase of $1.3 million, or 39.5%. The increase was primarily attributable to an increase in marketing expense, professional fees and bad debt expense. Of the total general and administrative expense, $1.2 million and $0.9 million relate to marketing expense for the third quarter of fiscal 2025 and 2024, respectively.

YEAR TO DATE FINANCIAL RESULTS

Nine Months Ended March 31, 2025 compared to March 31, 2024

●	Revenue was $46.2 million for the nine months ended March 31, 2025, compared to $33.2 million for the nine months ended March 31, 2024, an increase of $12.9 million, or 39%. The increase is primarily due to a 49.8% increase in ending enrollment from 2,166 to 3,245 students supported by a 30.6% increase in starts from 1,894 to 2,473 students in the nine months ended March 31, 2025, compared to the year nine months ended March 31, 2024, which includes the acquisition of CCMCC adding 468 students.
●	Educational services expense was $24.8 million for the nine months ended March 31, 2025, compared to $17.8 million for the nine months ended March 31, 2024, an increase of $7.0 million, or 39.3%. The increase was primarily attributable to the increased instructional and staffing required to support the increase in enrollments as well as increased rent and externship fees and our investments in our RN program.
●	General and administrative expense was $12.9 million for the nine months ended March 31, 2025, compared to $9.7 million for the nine months ended March 31, 2024, an increase of $3.2 million, or 32.7%. The increase was primarily attributable to an increase in marketing expense, professional fees and bad debt expense. Of the total general and administrative expense, $3.5 million and $3.0 million relate to marketing expense for the first nine months ended March 31, 2025 and 2024, respectively.

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2025	2024	2025	2024
REVENUE
Tuition and related income, net	$18,577,565	$12,329,665	$46,217,790	$33,247,896
OPERATING EXPENSES
Educational services	10,116,976	6,544,156	24,800,776	17,802,629
General and administrative	4,618,026	3,310,191	12,933,202	9,745,797
General and administrative - related party	46,500	42,000	170,700	126,000
Depreciation and amortization	130,066	68,010	317,046	189,172
Total costs and expenses	14,911,568	9,964,357	38,221,724	27,863,598

OPERATING INCOME	3,665,997	2,365,308	7,996,066	5,384,298
Interest expense	(26,342)	(39,763)	(84,010)	(103,298)
Interest income	305,382	205,311	861,800	527,020
Total other income	279,040	165,548	777,790	423,722

INCOME BEFORE INCOME TAXES	3,945,037	2,530,856	8,773,856	5,808,020

Income tax expense	(1,127,572)	(736,905)	(2,466,592)	(1,654,512)
Net income (loss)	$2,817,465	$1,793,951	$6,307,264	$4,153,508

Net income per share
Basic net income per share	$0.23	$0.19	$0.56	$0.45
Diluted net income per share	$0.21	$0.19	$0.51	$0.43
Basic weighted average shares outstanding	12,377,420	9,291,149	11,309,831	9,291,149
Diluted weighted average shares outstanding	13,528,144	9,691,149	12,460,555	9,691,149

Selected Consolidated Balance Sheet Data:	March 31, 2025
(unaudited)
Cash and cash equivalents	$17,326,998
Current assets	35,274,661
Working capital	21,951,513
Total assets	67,099,260
Current liabilities	13,323,148
Total stockholders’ equity	39,277,602

Important Information Regarding Non-GAAP Financial Information

To supplement Legacy Education’s consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Legacy Education furnishes certain adjusted non-GAAP supplemental information to our financial results regarding EBITDA and adjusted EBITDA. This reconciliation adjusts the related GAAP financial measures to exclude operating income to adjust the impact of non-cash compensation in the periods presented. We use such adjusted non-GAAP financial measures to evaluate our period-over-period operating performance because our management team believes that by excluding the effects of such adjusted GAAP-related items that, in their opinion, do not reflect the ordinary earnings of our operations, it enhances investors’ overall understanding of our current financial performance and our prospects for the future by (i) providing a more comparable measure of our continuing business, as well as greater understanding of the results from the primary operations of our business, (ii) affording a view of our operating results that may be more easily compared to our peer companies, and (iii) enabling investors to consider our operating results on both a GAAP and adjusted non-GAAP basis (including following the integration period of our prior and proposed acquisitions). However, this adjusted non-GAAP information is not in accordance with, or an alternative to, GAAP and should be considered in conjunction with our GAAP results as the items excluded from the adjusted non-GAAP information may have a material impact on Legacy’s financial results. A reconciliation of adjusted non-GAAP adjustments to Legacy’s GAAP financial results is included in the tables at the end of this press release.

In the noted fiscal periods, we adjusted net income for the items identified from our GAAP financial results to arrive at our adjusted non-GAAP financial measures:

Stock-based compensation - We exclude stock-based compensation to be consistent with the way management and, in our view, the overall financial community, evaluates our performance and the methods used by analysts to calculate consensus estimates. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include these charges in operating plans.

RECONCILIATION OF NET INCOME, EBITDA, AND ADJUSTED EBITDA

Below is a reconciliation of adjusted EBITDA from net income, which we believe is the most directly comparable U.S. GAAP measure.

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2025	2024	2025	2024
Net income	$2,817,465	$1,793,951	$6,307,264	$4,153,508
Interest expense (income), net	(279,040)	(165,548)	(777,790)	(423,722)
Provision for income taxes	1,127,572	736,905	2,466,592	1,654,512
Depreciation and amortization	130,066	68,010	317,046	189,172
EBITDA	3,796,063	2,433,318	8,313,112	5,573,470

Non cash compensation	107,364	0	283,553	0

Adjusted EBITDA	$3,903,427	$2,433,318	$8,596,665	$5,573,470

ABOUT LEGACY EDUCATION

Legacy Education (NYSE: LGCY) is an award-winning, nationally accredited, for-profit post-secondary education company founded in 2009. Legacy Education provides career-focused education primarily in the healthcare field, with certificates and degrees for nursing, sonography, medical technicians, dental assisting, business administrative, and several others. The company offers a wide range of educational programs and services to help students achieve their professional goals. Legacy Education’s focus is on providing high-quality education that is accessible and affordable. Legacy Education is committed to growing education footprint via organic enrollment growth, addition of new programs and accretive acquisitions. For more information, please visit www.legacyed.com or on LinkedIn @legacy-education-inc.

FORWARD-LOOKING STATEMENTS

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements relating to the company’s operations and business strategy and the company’s expected financial results. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release are based on management’s current expectations and are subject to substantial risks, uncertainty and changes in circumstances. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, market conditions and the factors described in the section entitled “Risk Factors” in Legacy’s most recent Annual Report on Form 10-K and Legacy’s other filings made with the U.S. Securities and Exchange Commission. All such statements speak only as of the date of this press release. Consequently, forward-looking statements should be regarded solely as Legacy’s current plans, estimates, and beliefs. Legacy cannot guarantee future results, events, levels of activity, performance or achievements. Legacy does not undertake and specifically declines any obligation to update or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by applicable law.

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